Exhibit (a)(1)(C)

Eaton Vance Corp.

Offers to Exchange Eaton Vance Corp. Deferred Stock Awards related to Parametric
Phantom Incentive Units granted on November 1, 2016, November 1, 2017, January 10,
2018 and November 1, 2018

for

Eaton Vance Corp. Restricted Stock Awards

WITHDRAWAL FORM

INSTRUCTIONS TO WITHDRAWAL FORM

Concepts and terms used herein are further described and defined in the Offers to Exchange Eaton Vance Corp. Deferred Stock Awards related to Parametric Phantom Incentive Units granted on November 1, 2016, November 1, 2017, January 10, 2018 and November 1, 2018 for Eaton Vance Corp. Restricted Stock Awards, dated August 28, 2019, referred to herein as the Offers to Exchange. Please read the Offers to Exchange in its entirety.

If you previously elected to accept the exchange offers by Eaton Vance Corp. (“Eaton Vance,” and together with its affiliates as appropriate, “we” or “us”) to exchange outstanding eligible awards for restricted stock awards (“RSAs”), subject to the terms and conditions set forth in the Offers to Exchange, and you would like to change your election and withdraw the tender of your eligible awards, you must complete and sign a Withdrawal Form and return it to Eaton Vance so that we receive it before the expiration time, which is 7:00 p.m., Eastern Time, on September 27, 2019 (or such later expiration time as may apply if the exchange offers are extended).

Once the Withdrawal Form is signed and complete, please return it to Eaton Vance by email (by PDF or similar imaged document file) to the same email address to which you sent your prior Election Form.

You are responsible for making sure that the Withdrawal Form is delivered to us at the email address indicated above. Your tendered eligible awards will not be considered withdrawn until we receive your properly completed and signed Withdrawal Form. If you miss the deadline to submit the Withdrawal Form but remain an eligible employee, any previously tendered eligible awards will be cancelled and exchanged pursuant to the exchange offers.

You must sign the Withdrawal Form exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be provided on the Withdrawal Form.

If you do not receive a confirmation of receipt of your Withdrawal Form from us within two business days after the date your Withdrawal Form should have been received by us, or if you submit your Withdrawal Form less than two business days before 7:00 p.m., Eastern Time, on September 27, 2019 (or such later expiration time as may apply if the exchange offers are extended), please contact Dan Ethier by email at his Eaton Vance email address at DEthier@eatonvance.com or by telephone at 617-672-8581 to confirm that we have received your Withdrawal Form.

YOU DO NOT NEED TO COMPLETE AND RETURN THE WITHDRAWAL FORM UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE AWARDS.

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Eaton Vance Corp.

Offers to Exchange Eaton Vance Corp. Deferred Stock Awards related to Parametric Phantom Incentive Units granted on November 1, 2016, November 1, 2017, January 10, 2018 and November 1, 2018

for

Eaton Vance Corp. Restricted Stock Awards

WITHDRAWAL FORM

VIA EMAIL TO[THE EMAIL ADDRESS SPECIFIED
IN THE ELECTION FORM PROVIDED TO
ELIGIBLE PARTICIPANTS]

To:	Eaton Vance Corp.

I previously received a copy of the Offers to Exchange Eaton Vance Corp. Deferred Stock Awards related to Parametric Phantom Incentive Units granted on November 1, 2016, November 1, 2017, January 10, 2018 and November 1, 2018 for Eaton Vance Corp. Restricted Stock Awards, dated August 28, 2019, and the Election Form. I signed and returned the Election Form, in which I elected to tender eligible awards.

I understand that, by signing this Withdrawal Form and delivering it to Eaton Vance, I withdraw my acceptance of the exchange offers with respect to the eligible awards indicated below and reject the exchange offers as to those eligible awards. By rejecting the exchange offers with respect to the eligible awards indicated below, I understand that I will not receive RSAs in exchange for those eligible awards and I will retain those eligible awards with their existing terms and conditions. I agree that Eaton Vance has made no representations or warranties to me regarding my rejection of the exchange offers. The withdrawal of my acceptance of the exchange offers with respect to the eligible awards is at my own discretion. I agree that Eaton Vance will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw my acceptance of the exchange offers with respect to the eligible awards.

Please check the appropriate box:

☐ I wish to withdraw my election to exchange and instead REJECT the exchange offers. I do not wish to exchange any eligible awards.

OR

☐ I wish to withdraw my election to exchange awards as to my eligible awards indicated below by checkmark (mark one or more choices, as applicable).

☐ Eligible awards issued on November 1, 2016

☐ Eligible awards issued on November 1, 2017

☐ Eligible awards issued on January 10, 2018

☐ Eligible awards issued on November 1, 2018

Any eligible awards I previously elected to exchange, and have not validly withdrawn, will remain elected for exchange in the exchange offers except for the eligible awards indicated above that I do not wish to exchange.

I UNDERSTAND THAT THIS WITHDRAWAL FORM WILL REPLACE ANY WITHDRAWAL I PREVIOUSLY SUBMITTED.

Signature of Eligible Employee	Date
Name of Eligible Employee (please print or type)

NOTE TO ELIGIBLE EMPLOYEES IN COMMUNITY PROPERTY STATES

If you are married and reside in a state the laws of which provide that a spouse or registered domestic partner has a community property interest in the eligible awards, in order to elect to withdraw those eligible awards, your spouse or registered domestic partner must consent, agree to be bound and agree that any such community property interest shall similarly be bound, by this Withdrawal Form. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

Your signature constitutes your representation and warranty to Eaton Vance that either you are not married and do not have a registered domestic partner, your spouse or

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registered domestic partner has no community or other marital property rights in the eligible awards or RSAs or your spouse or registered domestic partner has consented to and agreed to be bound by this Withdrawal Form. You should consult your personal outside advisors if you have questions about the spousal consent.

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